TRANSFER AND DEVELOPMENT AGREEMENT

This Transfer and Development Agreement (the "Agreement") is made effective as of October 29, 1999 (the "Effective Date"), by and between SGI International, a corporation organized and existing under the laws of Utah, having a place of business at 1200 Prospect St., Suite 325, La Jolla, California 92037, USA ("SGI") and Mitsubishi Heavy Industries, a corporation ("MHI") organized and existing under the laws of Japan, having a place of business at 5-1 Marunouchi 2 Chome, Chiyoda-Ku, Tokyo, Japan ("MHI" ).

                                    RECITALS

A. SGI is the inventor of the LFC technology which upgrades low grade coal into a higher Btu coal and produces coal liquids.

B. SGI entered into a partnership with SMC Mining Company whose name was later changed to Bluegrass Coal Holding Company and whose wholly-owned subsidiary, ENCOAL Corporation constructed a liquids from Coal ("LFC") Demonstration Plant (the "Plant") in Gillette, Wyoming.

C. SGI holds a fifty percent (50%) partnership interest (the "Partnership Interest") and Bluegrass holds the other fifty percent (50%) partnership interest (the "Bluegrass Partnership Interest") in a California Partnership, the TEK-KOL Partnership that owns the technology used in the Plant.

D. SGI entered into a joint venture with Mitsubishi Corporation ("MC") on January 14, 1999 and created LFC Technologies LLC ("LFC Co."), which is equally owned by SGI and MC.

E. MHI has provided assistance to SGI and LFC Co. in attempting to develop the LFC Technology and be involved in product sales in China and throughout the world.

F. On April 22, 1999, SGI entered into an acquisition agreement with the present owners (AEI Resources) of Bluegrass and ENCOAL Corporation to acquire the Plant, the Bluegrass Partnership Interest and all LFC interests (the "Acquisition") owned by Bluegrass or AEI Resources.

G. As part of a restructuring of the joint venture between MC and SGI described more specifically in a Letter of Intent dated September 24, 1999 (the "LOI") SGI intends to convey all of the interest in the LFC Technology to LFC Co. The first Assignment (the "First Transfer") will convey all of SGI's interests prior to the close of the Acquisition in the LFC patents (described hereto in Exhibit A), and in the LFC trade secret information (but excluding the Plant and all tangible property) (the "LFC Technology") to LFC Co.

H. Effective on the completion of the Acquisition (the "Close",) from AEI Resources, SGI intends to assign (the "Second Transfer") the other fifty percent (50%) of the LFC Technology to LFC Co such that LFC Co. will own one hundred percent (100%) of the LFC Technology.

I. In order to assist SGI in completing the Close with AEI Resources MHI is willing to execute an agreement titled Waiver and Release (the "Release") by and Between Mitsubishi Heavy Industries and AEI Resources substantially in the form attached hereto as Exhibit B in order to obtain certain rights set forth in the LOI and to be able to be involved in marketing the LFC Technology and provide engineering services related thereto.

J. The Release releases AEI Resources' subsidiary from an obligation to pay $1.13 million dollars for engineering work performed for that subsidiary.

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                                   AGREEMENT

Now Therefore, in consideration of the matters set forth in the Recitals, and for other good and valuable consideration, the parties hereto agree as follows:

1. The Release. MHI shall immediately upon the execution of this Agreement execute the Release attached hereto as Exhibit B and mail the original by UPS, FED-EX or the like to SGI for its benefit in completing the Close with AEI Resources.

2. The Close. SGI agrees that it will not transfer the Release absolutely to AEI Resources unless it completes the Close of the Acquisition and SGI has executed an assignment for the Second Transfer making that Second Transfer occur concurrent with the Close. A copy of the assignment which will be executed in substantially the same form for the Second Transfer is attached hereto as Exhibit C.

3. SGI's Obligations. SGI agrees that as consideration to MHI for its execution of the Release, SGI will assume the obligation to make payment of the sum of $1.13 million (the "Payment Obligation").

4. SGI's Release. MHI agrees that it hereby releases SGI from the Payment Obligation on the occurrence of the Second Transfer.

5. Lack of Second Transfer. Both parties hereto agree that if the Second Transfer does not occur or is terminated or cancelled for any reason that SGI will continue to have the Payment Obligation until it transmits the Release back to MHI, at which time it shall be released from any obligation under the Payment Obligation, and AEI Resources shall have the obligation to perform the Payment Obligation immediately after such termination, cancellation or failure to occur of the Second Transfer.

6. Further Agreements. Neither party shall have any obligation to enter into any further agreement with the other except as is, in its sole judgement may deem advisable. It is understood that no patent, copyright, trademark or other proprietary right or license is granted by this Agreement.

7. Effective Date and Termination This agreement shall be effective as of the Effective Date and shall continue until December 31, 1999.

8. Authority. Each party warrants and represents that it possesses all necessary powers, rights and authority to lawfully make the disclosures subject in the Agreement

9. Miscellaneous. This Agreement represents the entire understanding and agreement of the parties and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. This Agreement may not be assigned by either party without the prior written consent of the other.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on dates specified below.

Mitsubishi Heavy Industries

BY:

Its:

Dated:

SGI International, Inc.

BY:
Its:
Dated: